EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Performance Incentive Plan of Lions Gate Entertainment Corp., of our report dated May 30, 2012 (except for Note 2, as to which the date is June 21, 2012) with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp., and our report dated May 30, 2012, except for the effects of the material weakness described in the sixth paragraph as to which the date is June 21, 2012, with respect to the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., both included in its Current Report (Form 10-K/A) filed with the Securities and Exchange Commission on June 22, 2012. We also consent to the incorporation by reference in this Registration Statement of our report dated May 30, 2012 with respect to the consolidated financial statements of TV Guide Entertainment Group, LLC as of and for the years ended March 31, 2012 and 2011, and of our report dated May 31, 2011 with respect to the consolidated financial statements of TV Guide Entertainment Group, LLC as of and for the years ended March 31, 2011 and 2010, both included in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the Securities and Exchange Commission on May 30, 2012, as amended by the Current Report (Form 10-K/A) of Lions Gate Entertainment Corp., filed with the Securities and Exchange Commission on June 22, 2012.

/s/ Ernst & Young LLP

Los Angeles, California
September 27, 2012